Exhibit 99.1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

David Jaffe
Dress Barn, Inc. - President, CEO

Armand Correia
Dress Barn, Inc. - CFO

Lisa Rhodes
Dress Barn, Inc. - CMO, Maurice's Stores

Keith Fulsher
Dress Barn, Inc. - CMO, Dress Barn Stores

CONFERENCE CALL PARTICIPANTS

Janet Kloppenburg
JJK Research - Analyst

Chris Kim
JPMorgan Chase & Company - Analyst

Marc Bettinger
Stanford Group - Analyst

Robin Murchison
SunTrust Robinson Humphrey - Analyst

Shaun Smolarz
Sidoti & Company - Analyst

Mark Montagna
CL King & Associates - Analyst

Paula Kalandiak
Broadpoint Capital - Analyst

Erin Moloney
Merriman Curhan Ford & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to Dress Barn Inc.'s fiscal fourth quarter and year-end financial results conference call.

At this time, all participants are in a listen-only mode. Later the Company will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this conference call is being recorded Wednesday, September 19, 2007.

I will now like to turn the call over to Mr. David Jaffe, President and CEO of Dress Barn, Inc. Please go ahead, Mr. Jaffe.

David Jaffe - Dress Barn, Inc. - President, CEO

Good morning, everyone. Thank you for joining us today for a review and discussion of Company's fourth quarter and year-end results.

Joining me are Armand Correia, CFO, Keith Fulsher and Lisa Rhodes Chief Merchandising Officers for Dress Barn Stores and Maurice's Stores. Before our prepared remarks, Armand will make a few introductory comments.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

Armand Correia - Dress Barn, Inc. - CFO

Thank you, David.

As a reminder, comments or responses to questions made on today's call could include certain forward-looking statements relating to the Company, expectations, and beliefs concerning our future business. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated.

These risk factors are discussed in our annual report and on Form 10-K for the fiscal year ended July 29, 2006, and our previous quarterly reports on Forms 10-Q all of which have been filed with the SEC. We undertake no obligation to update or revise our forward-looking statements to reflect subsequent events or circumstances. Listeners to this call constitute their consent to these terms and conditions.

Announcement of this call was previously issued across the news wire services, and this presentation is being simulcast on our Dress Barn, Inc. Web site, www.dressbarn.com. A recording of this call will be made available shortly after its conclusion and until October 26th of 2007. Information on accessing the recording is available on last night's issued press release of the fourth quarter and year-end earnings.

I'd like to now turn this call back over to David Jaffe.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Armand.

Once again I'm pleased to report that Dress Barn, Inc. had a record year as operating earnings increased 15% on comp sales growth of 5%. On a divisional level Dress Barn was up 4% for the year and 1% for the fourth quarter while Maurice's was up 7% with a strong 13% in the fourth quarter.

Of particular note was the continued improvement in the operating margin from 10.1% to 10.6% this year. This was driven by leverage from comp sales above our tipping point as well as synergies between the two divisions.

While Maurice's has continued its strong performance in the first quarter we have seen Dress Barn's consumer pull back a bit more. This, we believe, is in response to the broader slowdown across the economy in missy apparel retailers in specific. The more junior oriented stores so far seem to have been less impacted.

The fed cut notwithstanding, I have no idea whether the economy is going to a full recession or not. In past years, however, Dress Barn, Inc. has been able to mitigate the impact of a downturn due to the tradedown of our shoppers to our stores.

And while I hate to always mention whether last September was particularly cool, driving Dress Barn's comps to a very strong plus 17%, the arrival of cool weather this weekend seems to have been the catalyst we were waiting for to get customers shopping again. There are other specific steps that we're taking to strengthen the Dress Barn business that will be discussed later in this call.

I'd now like to turn to Armand who will provide some more details on our financial performance.

Armand Correia - Dress Barn, Inc. - CFO

Thank you.

We were again pleased to deliver solid top line growth, outstanding profitability, and strong cash flow for our fiscal fourth quarter and fiscal 2007. Our record performance reflects financial and operating consistency with 14 consecutive quarters of comparable store sales increases.

Our quarterly total sales increased 11% to a record level of $379.9 million compared to $343.3 million last year, while comparable store sales increased 5% on top of last year's strong 7% increase.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

Quarterly comp sales were led by Maurice's stores, as David indicated, an outstanding 13% increase with all regions posting comp sales increases. This compares to a 3% decrease last year whereas Dress Barn stores increased 1% on top of last year's strong 12% increase. Keith and Lisa will discuss specific merchandise performance later in their presentation.

For the quarter net earnings increased 38% to a record $33.6 million, or $0.48 per diluted share and/or 8.9% of sales. This performance was on top of last year's very strong $24.4 million, or $0.35 per diluted share.

During the fourth quarter we recognized within sales $3.7 million of revenues from the non-redemption of a portion of gift cards and gift certificates sold as well as merchandise credits issued. This amount represents the past cumulative effect of what we call breakage income.

Excluding this $3.7 million breakage income impact on earnings, which we believe is more appropriate for comparison purposes of our operating results, this year's quarterly earnings would have been $31.4 million, or $0.45 per diluted share. The estimated amount of breakage income in the future will be significantly less and is estimated to be in the range of $500,000 annually.

Reported quarterly operating margins as a percent to sales came in at an impressive 13.6% compared to last year's 11.1%. By division Dress Barn stores increased 290 basis points to 14.2 compared to 11.3% last year while Maurice's stores increased 190 basis points to 12.7% compared to 10.8% last year.

Going forward, my comments on quarterly P&L related items will be excluding the breakage income effect unless otherwise noted. So therefore for comparison purposes, quarterly operating margins would have been 12.8%, an increase of 170 basis points versus the prior year's 11.1%.

By division Dress Barn's quarterly operating margin would have improved 200 basis points to 13.3% versus last year's 11.3%. Half of the improvement was increases in merchandise margin from increased initial markup with the remaining improvement a decrease in SG&A.

Maurice's stores quarterly operating margins would have improved 110 basis points to 11.9% versus last year's 10.8%. The improvement was in gross profit from leverage on occupancy costs.

Quarterly gross profit net of occupancy and buying costs for the quarter without the breakage effect increased 80 basis points to 42.6% compared to 41.8% last year. The increase was primarily due to occupancy costs leverage on the 5% comp store sales increase.

By division Dress Barn stores increased 70 basis points to 42.6% versus last year's 41.9%, and the increase was split between higher merchandise margins and reduced occupancy costs.

Overall markdowns during the quarter increased from more promotional activity in order to balance our inventories but was more than offset by the higher initial markup whereas Maurice's stores increased 90 basis points to 42.5% versus last year's 41.6%. This increase was primarily leveraged on occupancy costs.

Markdowns also increased reflecting more promotional activity for increased direct mailers, and the transition out of the men's business into the women's plus size business, but this was more than offset by the overall higher initial markup and strong sell through of other merchandise categories.

Overall we were pleased with the sales leverage on the quarterly SG&A as a percent to sales decreasing 90 basis points to 26.6% versus last year's 27.5%. It should be noted that last year's SG&A percentage included a one-time charge that impacted SG&A by 30 basis points netting for a more valid comparison instead of 90 basis points improvement, a 60 basis points improvement which I was pleased and pretty much in line with the comp sales increase during the quarter.

Quarterly interest income increased to $2.6 million versus $1.2 million last year. The increase was due to increases in investments from our strong cash flow.

Our quarterly effective tax rate was 37.4% versus last year's rate of 36.6%. Going forward a 38% effective tax rate we believe is more appropriate.

Average shares outstanding for the quarter were 62 million shares, however, for diluted earnings per share calculation, 70 million shares were used. This includes 5.5 million shares from the conversion feature of our 2.5% senior convertible note and the impact to EPS of $0.04 with 2.5 million shares from share-based compensation.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

For fiscal 2007 sales increased 10% to a record $1.427 billion compared to $1.3 billion last year while comparable store sales increased 5% on top of a very strong 8% the prior year. By division Dress Barn stores increased 4% and Maurice's increased 7%.

In commenting on some key fiscal 2007 P&L items I will again exclude the impact of breakage for comparison purposes. On the year it's obviously much less of an impact than on the quarter.

For the year operating margin percentage increased 50 basis points to 10.6% compared to 10.1% last year, while by division Dress Barn stores increased 60 basis points to 9.9% compared to 9.3% last year and Maurice's stores increased 10 basis points to 12.1% compared to 12% last year.

Net earnings for fiscal 2007 would have been $98.9 million, or $1.41 per diluted share. This compares to net earnings of $79 million, or $1.15 per diluted share the prior year.

Our balance sheet continues to strengthen and remains highly liquid. We ended the quarter with $245 million of cash and marketable securities compared to $153 million the prior year.

During the quarter and into the new fiscal year we repurchased 2.6 million shares of Dress Barn stock in the open market at a cost of approximately $48.3 million at an average price of approximately $18.25 to complete our existing $75 million share repurchase program. As a result, we estimate the full-year impact of earnings per share of approximately $0.04 as a result on this repurchase of $2.6 million for the new fiscal year.

Overall inventories during the quarter came in at $197 million, up 15.5% versus the prior year's $170 million. The increase is due to both growth and number of stores accounting for approximately half of the increase with the remaining increase due to Maurice's continued strong sales performance.

In addition, Dress Barn stores took in fall inventory earlier this year than the prior year due to some systems constraints as we were implementing a new merchandising system at the end of July of 2007. On an average store basis Dress Barn stores inventories increased 10% at the end of the quarter while Maurice's stores increased 9%, and Maurice's inventories were in line with the current sales trends which also includes new women's plus size in approximately 400 stores.

As we begin the new fiscal year with several weeks already in, our Maurice's business continues its strong performance. However, our Dress Barn stores are experiencing sales softness in early fall selling although the last few days with the cooler weather, as David indicated arriving, sales have improved.

However, we've already taken increased markdowns to date, anticipate more throughout the remainder of the first quarter to clear out some slow-moving categories. This may cause our first quarter earnings to be slightly below last year's $0.40 per share.

With respect to the second quarter, it remains a little early to determine if our Dress Barn stores business will be impacted by the issues of the first quarter. That said, we believe we have an opportunity to see improvements as adjustments have already been made to our inventory to see improvements in our second quarter holiday business.

For now, because of this issue, we are cautious on our outlook for 2008. While there are certainly opportunities for us to improve on this guidance, we are currently comfortable with an earnings per share range of $1.40 to $1.50 for fiscal 2008.

Our 2008 guidance also includes planned increases in our SG&A leverage point to the range of 4% to 4.5%. This is an increase versus our previous year's 3.5% tipping point, and it's primarily due to continued planned increases in marketing spend for Maurice's stores.

This again would compare to fiscal 2007's $1.41 per share excluding the breakage income effect. Our 2008 guidance also excludes any buy back activity or the impact of any transaction we may enter into over the course of the year.

As previously announced, with the start of the new fiscal year we will no longer be reporting sales on a monthly basis but rather quarterly with our earnings announcement. Our first quarter earnings announcement is scheduled for November 27, 2007. At that time we will also provide you with an update on our full-year earnings guidance as we get more visibility into our business.

Now I would like to introduce Keith Fulsher, Dress Barn Stores Chief Merchandising Officer.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Thanks, Armand.

The fourth quarter of fiscal year 2007 was a disappointing one for Dress Barn stores as both sales and margins failed to meet plan. After a strong May where we achieved a plus 7 comp, the business slowed down for the months of June and July. Traditional warm weather businesses such as Ts, sleeveless tops, shorts and capris, failed to meet sales projections.

Although we saw continued strength in our dress business, this decreases in the trending category were not enough to offset decreases to plan in sportswear. This in turn caused us to more aggressively promote our summer sportswear clearance in order to keep our inventories in line thereby lowering our average unit retail and negatively impacting margin.

This trend has carried over into the early part of the fall season as our customer continued to buy clearance due to the warmer weather pattern. In addition, the comparisons to September '06 are very difficult as our performance for that month in fall product last year was one of our strongest in recent memory. As a result, our overall reads of fall to date are not as good as last year.

By category, our weakest business is sweaters which is running significantly behind plan and at this point it is difficult to predict the trend for the balance of the season as we need more seasonal weather in order to have an accurate comparison to last year's performance.

Although casual and career jackets, dresses, blouses and special occasion sportswear are performing well, the increases in those businesses cannot completely offset the general softness in the casual and career sportswear business. As a result, it is likely that we will need increased promotional activity to clear out our fall merchandise in order to keep our inventories clean and well positioned as we head into the holiday and spring seasons.

It is difficult to predict the level of promotional activity at this time but margin will be impacted by this action. We have plans in place and are ready to act as the business dictates.

That being said, we have faced similar situations before. In the past we have seen our sweater business start off slowly only to rebound nicely as more seasonal weather arrived. We are pleased with the nice jump in business in our Northeast regions the past few days as cooler weather has moved into the area.

I look forward to the holiday season. There is reason to be more optimistic. We are up against a soft sweater performance for the quarter.

Special occasion apparel, which I said before is trending well, becomes a much larger piece of the pie as do blouses and accessories. We also begin to deliver new spring '08 merchandise featuring a continued focus on dresses which I believe will have another record year at Dress Barn.

In summary, although I have confidence in our assortments going forward, it is still difficult to predict our performance based upon the trend we have seen through mid September. As Armand has stated, I'm comfortable with the inventory levels in Dress Barn stores, and we will continue to take action as necessary to keep our stock current and ensure a constant flow of new merchandise.

To comment on Retek, our new merchandising system, the implementation went very smoothly with minimum disruption to the business. We look forward to leveraging the enhanced information available to us through our Oracle retail.

I'd now like to turn it over to Lisa Rhodes, Chief Merchandising Officer of Maurice's.

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

Thank you, Keith.

At Maurice's we are very pleased with the 13% comp increase we achieved in the fourth quarter building upon the momentum we had coming out of third quarter. For fiscal 2007 the Maurice's division achieved a 7% comp increase.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

Our commitment to developing unique lifestyle concept shops continues to attract the Maurice's customer. The expansion of the lounge and wear-at-work shops as well as the addition of dresses for all lifestyles drove significant increases during the quarter complementing our other well-developed businesses.

Additionally, building upon our learnings from last year, we maximized sales of seasonal, buy-now, wear-now categories such as shorts, capri length bottoms, bare and cap-sleeved tops all in transitional color stories. The strong presence of these categories as well as increased ownership of layering camis allowed us to capitalize on outfit building throughout the summer months.

We also saw strong customer response to the dressy club portion of the assortment which has under performed in recent quarters. The rollout of the new plus size assortment and the accompanying exiting of the men's business has seen very favorable results bringing new guests into our stores.

Our strong sales results throughout the quarter also allowed us to take a more aggressive promotional stance on perishable spring-summer merchandise positioning our inventories well as we entered the back-to-school time frame.

Average store inventories are up 9% over last year. The increased inventory levels are targeted to support our initiative categories of lounge and wear-at-work as well as the new plus business and they're in line with our current sales trends.

Building upon the positive performance we are seeing this back-to-school, we're confident our first quarter results will continue to be driven by a healthy balance of sale across all areas of the Company. Back-to-school was driven by fashion knit tops, five-pocket denim, novelty lightweight sweaters in new shapes and sleeve lengths and lounge apparel. In addition, outerwear driven by trenches and vests and dresses also performed well.

Based on the results we're currently seeing, the customer is reacting favorably to the fall floor set. Our collections offer a variety of styling and newness in pattern from retro fun florals to traditional geometrics and bold kaleidescope prints. In addition, there are new shapes from tunics to crops complemented by a variety of color choices.

Looking forward to the balance of the fall season our sales will be driven by fashion tops, novelty sweaters, denim and wear-at-work essentials. The continued growth of the new plus offering will also provide positive momentum for Maurice's. The transition to a single gender store allows us to focus all energies on capturing and satisfying more female customers reinforcing our brand position.

I'd now like to turn the call back to David Jaffe.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Lisa.

In marketing at Dress Barn our national print image campaign predominantly in lifestyle books and some fashion magazines has been focused on circulation targeting both new and existing customers. This year we have made some strategic shifts with the objective of attracting more new potential customers.

We are anniversarying our nine direct mail pieces this year, however, during this economic downturn as a precaution we had held some of our advertising dollars and are allocating them to test new concepts and to increase direct mail quantities by approximately 10% as well as testing alternative formats and offers. Additionally, we are continuing to use and test alternative mediums for communication.

E-mail blasts are highly cost effective now include discount coupons where in the past they've served more as an announcement vehicle. The most local level, outreach, a key component to our strategy continues to drive new and existing customers into our stores.

Our Dress Barn credit card represents our best, most loyal customer in terms of sales. At Dress Barn, our Dress Barn credit card market share is 23% for the year, up 2.5%.

Turning to Maurice's, our total marketing budget for fiscal '08 is up 24% over last year to support the expansion of our marketing efforts. Launching the new brand personality and voice in spring '07 we continue to enhance and communicate our brand in everything we do.

Final Transcript
Sep. 19. 2007 / 9:00AM ET, DBRN - Q4 2007 Dress Barn Earnings Conference Call

With the exiting of men's and the introduction of sizes 16 to 24 we are excited that all marketing elements can now speak consistently to our small town girl next door with a feminine 20 something attitude. We continue to find new ways like outreach to reach new customers in the 16 to 24 segment.

Like last year, this year we will have eight direct mail pieces. We have made a concerted effort to design each mailer with a distinctive format increasing our base quantities and through the inclusion of incremental customer segments we have increased quantities for our direct mail pieces by about 30% now reaching 1.3 million customers as well as we continue to test different offers.

As we are very much part of our community, outreach is a strong vehicle to drive both new and existing customers into our stores. This fall we will have a special piece focused on teachers and another on college students. We continue to build our Maurice's credit card ending the year with our market share at 26.6%, up 2.5%.

In real estate Dress Barn opened 42 stores last year and closed 14 for a net square footage increase of 4%. For '08 we are projecting at least 40 openings with about 20 closings. We also spent $13 million on 20 floor remodels and over 300 minor refurbishments and expect a similar amount and number this year.

At Maurice's, last year we opened 64 and closed three stores for a net square footage increase of 9%. For '08 we will open at least 65 and expect to close under 10.

This does not include 27 relocations last year and 20 projected for this year as we continue to reposition our real estate out of regional malls and into strip centers. 80 stores were remodeled or refurbished last year with another 60 scheduled for this year.

In conclusion, while we're pleased with our performance last year, the fall season has begun with a number of macro issues that have caused a few challenges to our business, primarily at Dress Barn. As an example, quarter to date Maurice's is trending positive low double digits while Dress Barn is trending negative mid single digits.

As you've already heard, we're tackling these issues head-on and hope that the holiday season will bring an improved economic environment. For spring we are more optimistic as Dress Barn is up against a terrible Easter and a weak season last year.

Maurice's will continue to benefit from the replacement of men's with 16 to 24 as well as the strong positive acceptance of the lounge and wear-at-work initiatives and an increased marketing investment.

The guidance Armand gave earlier reflects its perspective. While disappointing not to project another 15% growth in earnings this year, cutting expenses dramatically might improve our short-term results at the unacceptable cost of undermining our evolving business model and enhanced infrastructure. Our strategy is to improve our long-term positioning for both divisions and our spending and operating costs and Cap Ex reflects that.

Our primary focus is to enhance shareholder value. In addition to driving our sales and profitability, we recently repurchased 2.6 million shares of our stock completing our authorization.

At tomorrow's board meeting we will be requesting another $100 million authorization for share repurchase. Our stock does not pay a cash dividend, and it is our intention to maintain this policy.

Another opportunity is to find an appropriate acquisition. On last quarter's call I said that the high prices were discouraging. In the subsequent period the turmoil in the credit market, coupled with concerns about the economy, have led to a substantial reduction in valuations for most apparel retailers. Unfortunately ours as well.

As a result, some targets that were out of reach may now be feasible. Currently we have no companies we are pursuing but continue to explore possibilities.

If you'd like more information about Dress Barn Inc., my presentation later this morning at the C.L. King investor conference will be simulcast at www.dressbarn.com via the Investor Relations link.

Thank you for your interest. I would now like to open it up for questions. Operator?

 QUESTION AND ANSWER

David Jaffe - Dress Barn, Inc. - President, CEO

(OPERATOR INSTRUCTIONS)

Operator

Your first question comes from the line of Janet Kloppenburg from JJK Research. Please proceed. Ms. Kloppenburg, your line is open.

Janet Kloppenburg - JJK Research - Analyst

Hi. Am I to ask a question?

David Jaffe - Dress Barn, Inc. - President, CEO

Yes, Janet. We're all here.

Janet Kloppenburg - JJK Research - Analyst

I apologize.

David Jaffe - Dress Barn, Inc. - President, CEO

No problem.

Janet Kloppenburg - JJK Research - Analyst

The first question, Armand, is can you talk a little bit about the inventory levels at the Dress Barn stores? I guess they're up about 10%. I think that's a comp number, and I'm trying to figure out if you're comfortable with that level and if you could talk a little bit about how much merchandise clearance inventory you have versus last year, that would be great as well.
And then, Keith, if you can talk a little bit about your investment in sweaters for this quarter versus last year, I think maybe you could talk about the sweater performance last year. Was it good, did you invest more this year versus last year, et cetera, that would help as well. Thank you.

Armand Correia - Dress Barn, Inc. - CFO

Let me take the first part of the question, Janet. This is Armand.

As far as the average store inventories at Dress Barn stores as I said they were up 10%. Again, if you looked at the store growth, there's a 4% there, but let me get to the bottom line.

At the end of the quarter I was very comfortable with the seasonality of the inventory. Keith and his team were aggressively taking markdowns throughout the summer, particularly in June and July and moving out the summer goods.

And the increase at 10% an average store basis is probably higher than I'd like to see it, but again, a lot of that was as a result of this whole thing with the conversion to a new merchandise system, and we were required to bring in fall receipts earlier than we would have liked because we basically shut down our merchandise system for a period of a couple of weeks in converting to this new Oracle Retek system which I'm pleased, as Keith said, has been implemented without any major disruption to the business. So, yes, it's probably a little higher than I'd like ending the quarter, but as far as the quality of the inventory, I'm comfortable with it.

Janet Kloppenburg - JJK Research - Analyst

Armand, where do you think it'll be at the end of this first quarter?

Armand Correia - Dress Barn, Inc. - CFO

Obviously I'd like to see that down in the mid single-digit range on an average store basis.

Janet Kloppenburg - JJK Research - Analyst

You mean positive mid single digits?

Armand Correia - Dress Barn, Inc. - CFO

That's correct. Which is traditionally where we've been in the Dress Barn stores, and I'm confident that certainly if the business does start picking up, which we've seen signs of it, we should be able to get there.

Janet Kloppenburg - JJK Research - Analyst

Okay. Great. And Keith, on the sweaters?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Yes, if you take a look and just review fall '06, September was an extraordinary good month.

Janet Kloppenburg - JJK Research - Analyst

Well you had a 16% comp.

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Yes, sweaters was above that. And if you take a look at the balance of the season, we're actually a minus high single-digit comp in the month of December in sweaters, so we kind of pulled some of the business forward.

As far as how we planned sweaters, we planned it up but not as high on a comp store basis as the total business, so it's less of a percent of the total than it was last year. The issues that we're facing now is that the softness in the business for the past -- since the start of the fall season is, left with little inventory I want to probably clear out in the next few weeks so I can make room for new receipts.

So that's kind of where we are now, and I am very encouraged about the weather, the business in the regions where we've gotten weather, so we just have to wait and see how it all unfolds but we are positioned to take whatever action we need to take, as David said, both from a point that we have testing some offers through direct mail and also some new in-store offers to see if that's what's needed to push the business along. But we're on top of the inventory, we'll make sure that we keep our inventories current, we keep the new product rolling in.

Janet Kloppenburg - JJK Research - Analyst

Lisa, what's happening in sweaters at Maurice's?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

The sweaters that are performing at Maurice's in most cases are lightweight and medium weight sweaters. Many are short-sleeved. The Maurice's customer has gotten comfortable knowing that she can layer a long-sleeved T-shirt under a short-sleeved sweater which is a different look for most.

The baby doll silhouette is performing as well as little boleros that can be worn over dresses and cardigans. So it's a fashion silhouettes versus core silhouettes.

Janet Kloppenburg - JJK Research - Analyst

David, are you encouraged as the comparisons become easier which I think for the Dress Barn division and according to my records they go down to mid single-digit increases in October, November, December. Are you encouraged that business could improve at that time?

David Jaffe - Dress Barn, Inc. - President, CEO

I think it will, Janet, but it's a big if.

Janet Kloppenburg - JJK Research - Analyst

I understand.

David Jaffe - Dress Barn, Inc. - President, CEO

I do think the economic overhang for that missy customer is out there, and does the missy customer come back, I don't believe it's a Dress Barn issue. I don't look at our inventory and say, oh, my gosh, we've got a major problem here, just the opposite.

I look at all my colleagues or peer companies and say, gosh, why are we all suffering and when's that customer going to come back. So is it the economy or is it the weather?

I think that first gasp, as all of us in the Northeast felt over the weekend and we saw the results, they were very strong results up against what as you know was a strong September last year. So we were very pleased, but I hate to hang my hat on weather but it's a very, very difficult partner to have in business.

Janet Kloppenburg - JJK Research - Analyst

I got it. And then, David, could you just review total square footage growth for the Company '07, '08?

David Jaffe - Dress Barn, Inc. - President, CEO

For '07, it is about 4%.

Janet Kloppenburg - JJK Research - Analyst

Total company?

David Jaffe - Dress Barn, Inc. - President, CEO

Total company.

Janet Kloppenburg - JJK Research - Analyst

Yes.

David Jaffe - Dress Barn, Inc. - President, CEO

And for next year it's going to be about the same, maybe 4.5%.

Janet Kloppenburg - JJK Research - Analyst

Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

We try and minimize our closing so we may estimate a little higher number, Janet, and then as you end up closing a few left may shifted by a couple of points the way it did last year.

Janet Kloppenburg - JJK Research - Analyst

And in '08, is the direct marketing spend planned to increase at both brands?

David Jaffe - Dress Barn, Inc. - President, CEO

Yes.

Janet Kloppenburg - JJK Research - Analyst

It is. Okay. Thanks very much, you guys. Good luck.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you, Janet.

Armand Correia - Dress Barn, Inc. - CFO

Thank you.

Operator

Your next question comes from the line of Chris Kim from JPMorgan. Please proceed.

Chris Kim - JPMorgan Chase & Company - Analyst

Hi. Good morning, everyone.

David Jaffe - Dress Barn, Inc. - President, CEO

Good morning.

Chris Kim - JPMorgan Chase & Company - Analyst

Lisa, could you quantify the lift?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

I'm sorry, I didn't hear the question.

David Jaffe - Dress Barn, Inc. - President, CEO

The lift of what, Chris? Operator, I think we lost Mr. Kim.

Chris Kim - JPMorgan Chase & Company - Analyst

Hello.

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

Hello.

Chris Kim - JPMorgan Chase & Company - Analyst

Can you hear me?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

I can hear you now.

Chris Kim - JPMorgan Chase & Company - Analyst

Thank you so much. Sorry about that.

So could you quantify the lift in terms of the comp that you're seeing as a result of the entry into the plus size arena at Maurice's?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

At this point as the business is evolving we're seeing it represent a few points in comp. We do believe over the next year as it matures it could add as much as 5 points of comp to the business.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay. Wow. And when will you be overlapping, I guess, the entry of plus size?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

June 11th.

Chris Kim - JPMorgan Chase & Company - Analyst

June. Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

Chris, the other point to make on plus is that it's not just a sales issue, it's also a margin issue.

Chris Kim - JPMorgan Chase & Company - Analyst

Right.

David Jaffe - Dress Barn, Inc. - President, CEO

And we think that over time it's not a one-year issue but over the next three, four years we expect, hopefully sooner, but we expect the business to continue to grow, to get very close if not the same level of square foot productivity as the core business in sales but also in gross margin.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay. And any change --

David Jaffe - Dress Barn, Inc. - President, CEO

It's obviously much higher than men's was.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay.

And any thoughts in terms of where that segment could get in terms of operating margin? Is it possible now do you think that it could get to the mid-teen level?

David Jaffe - Dress Barn, Inc. - President, CEO

Mid-teen I think is a really big number, and I certainly like to think we could get there eventually, but we're not planning that certainly for the foreseeable future, and I think it really depends on how we can drive the plus business and if we're able to continue to benefit from these new initiatives, but mid-teen is a big number, Chris, and we're not going to project out.

Chris Kim - JPMorgan Chase & Company - Analyst

I mean you're pretty close. You're already in the low teen level so I guess we'll have to wait and see.

And Armand, could you, sorry if I missed it, give us the inventory, kind of comp inventory growth by division?

Armand Correia - Dress Barn, Inc. - CFO

Yes, by division average store sales for Dress Barn were up 10%, and by Maurice's 9. The question was asked, and the information was given, Chris, and I'm comfortable with certainly the Maurice's number, very comfortable with that number given the business, the strong business.

And as far as Dress Barn, it's a little higher than I'd like at the end of the quarter, but again, it was primarily due to getting in fall receipts earlier than normal because of a conversion to a new merchandise system.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay.

And finally, David, you mentioned that direct marketing offers are going to be up about 10% but at the same time it sounded like you were scaling back on the total ad spend. Is that correct?

David Jaffe - Dress Barn, Inc. - President, CEO

No, we're not. We may be reallocating it from magazines to direct mail.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay. So it's just away from national ads?

David Jaffe - Dress Barn, Inc. - President, CEO

Yes, but we're holding marketing where we think we can get the best bang for the buck in this environment.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay. All right. So in the direct mail category, circulation up as well as number of drops or how are you looking at that?

David Jaffe - Dress Barn, Inc. - President, CEO

Number drops are going to be the same, but the number per drop will increase depending on which division we're talking about.

Chris Kim - JPMorgan Chase & Company - Analyst

Okay. All right. Great. Thanks so much and best of luck.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks.

Operator

Your next question comes from the line of Marc Bettinger from Stanford Group. Please proceed.

Marc Bettinger - Stanford Group - Analyst

Good morning, guys. Congratulations on a great 2007.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you.

Marc Bettinger - Stanford Group - Analyst

A couple of quick questions. Armand, the $1.40 to $1.50, you said that includes $0.5 million of breakage income?

Armand Correia - Dress Barn, Inc. - CFO

That includes $0.5 million which is insignificant because it doesn't even move the needle on earnings per share, it's a half a penny.

Marc Bettinger - Stanford Group - Analyst

Okay. And the $1.40, $1.50 excludes buy backs?

Armand Correia - Dress Barn, Inc. - CFO

It excludes any buy back.

Marc Bettinger - Stanford Group - Analyst

Okay. So then the press release at 67.5 million, does that refer to the fully diluted number you ended the quarter with?

Armand Correia - Dress Barn, Inc. - CFO

That's correct.

Marc Bettinger - Stanford Group - Analyst

Okay.

Armand Correia - Dress Barn, Inc. - CFO

And that already includes the net of the approximately the 2.6 million that we purchased back.

Marc Bettinger - Stanford Group - Analyst

Okay. So if you don't buy back another share in the first quarter, you'll have a fully diluted share count of about 67.5.

Armand Correia - Dress Barn, Inc. - CFO

Exactly. And that's what we put in the press release as far as our 2008 guidance.

Marc Bettinger - Stanford Group - Analyst

Okay. Fine.

Do you have some sort of breakout for the Cap Ex, the 70 to $75 million? Because it seems like a high number, I don't know, just between stores and IT, something like that?

Armand Correia - Dress Barn, Inc. - CFO

You know what I can do? I can probably on the Cap Ex I can get back to you on the details of it, but if you bear with me, let me see. I think I had it.

I think the breakout is probably going to be somewhere in the neighborhood of Dress Barn a little over $40 million and Maurice's probably closer to $30 million which would be for next year a little over $70 million in Cap Ex.

Marc Bettinger - Stanford Group - Analyst

Okay. And that's all store related?

Armand Correia - Dress Barn, Inc. - CFO

That's primarily new stores. We do have, obviously, the new merchandise system, and we also have a new POS system for both Maurice's and Dress Barn in there, but it is primarily related to new stores and remodels.

Marc Bettinger - Stanford Group - Analyst

Okay. And Armand, what was the total breakout of sales in the fourth quarter for Dress Barn/Maurice's?

Armand Correia - Dress Barn, Inc. - CFO

Bear with me. As far as the breakout on the fourth quarter, I'll give it to you both as reported and what I'll do is I might as well give you all kind of a breakdown. Let me give you as reported.

Again, Inc. was reported as $376.2 million, it was broken down $248.4 million for Dress Barn and $127.8 million for Maurice's. Again, the breakage income that we talked about was $3.7 million and that was included in revenues or in the sales thereby resulting in a reported $379.9 million net sales number, and that was further broken down by 251 for Dress Barn, which means that of the $3.7 breakage, $2.6 million was related to Dress Barn store, and Maurice's was reported as $128.9 million for the quarter and therefore $1.1 million was related to breakage.

And it's important, particularly in the quarter, for all of you to know that have any earnings models to know those two numbers because as you break out the key P&L ratios, those obviously have to be used to compare on a more appropriate basis TY/LY.

Marc Bettinger - Stanford Group - Analyst

Okay. So the $3.7 million, that was cumulative for 2007?

Armand Correia - Dress Barn, Inc. - CFO

That has been a cumulative effect from past years. This is the first time that the Company has taken in breakage income, and as I said, I don't anticipate that a $3.7 million number will be taken in in future periods, we think it's more likely that it'll be around $500,000 on an annual basis going forward.

Marc Bettinger - Stanford Group - Analyst

Okay.

And lastly, the fourth quarter's weakness, do you have any sense of what the traffic levels were, increase or decrease in conversions, units per transaction, pricing?

Armand Correia - Dress Barn, Inc. - CFO

Again, for Dress Barn, as we've noted before, we do not measure traffic. As far as Maurice's, we do, and the traffic for the quarter at Maurice's was down 2% and the conversion was up like a little over 20%.

Marc Bettinger - Stanford Group - Analyst

I'm sorry, are you talking about Maurice's now?

Armand Correia - Dress Barn, Inc. - CFO

Yes.

Marc Bettinger - Stanford Group - Analyst

Okay. So converge was up 20%, and traffic you said you was down 2?

Armand Correia - Dress Barn, Inc. - CFO

Traffic was down 2% and conversion was up a little over 20%.

Marc Bettinger - Stanford Group - Analyst

Okay. And UPTs?

Armand Correia - Dress Barn, Inc. - CFO

UPTs for Maurice's? Yes, UPTs for Maurice's were up for the quarter 7% to 2.8, and for Dress Barn UPTs were up for Dress Barn stores, UPTs were up 1% to 3.01 for the quarter.

Marc Bettinger - Stanford Group - Analyst

Okay. And you have no -- really, you have no metric for conversions for Dress Barn?

Armand Correia - Dress Barn, Inc. - CFO

No, we don't, because we don't capture traffic for the Dress Barn stores.

Marc Bettinger - Stanford Group - Analyst

Okay. Good luck, everybody. Thank you very much.

Armand Correia - Dress Barn, Inc. - CFO

Thanks.

Operator

Your next question comes from the line of Robin Murchison from SunTrust Robinson Humphrey. Please proceed.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks very much and good morning and congratulations on a good year.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you, Robin.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

And good management I think in the current environment. A lot of my questions have been asked, and I've got some just a few little catch-ups.

If Keith could talk about just in terms of forward inventory receipts? I obviously hear what you're saying about weather helping propel sweater sales, but Keith, what is your approach to forward inventory receipts given the environment?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

What we need to do is we're cautious with it. We're making sure that we're not over buying, we're taking our, obviously, our sales projection down, but even still it's critical for us to maintain a flow of newness to the stores.

So the general softness we saw in August and September has left me with a little bit of above [the level] of inventory that I want to act on. I am in the process of acting on it and will take whatever action is necessary to make sure we can continue to flow in that merchandise.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay.

And then just circling back to Maurice's and the plus size business, and, David, I heard you say about the, it could add an additional 5 points, and obviously there is a margin implication in there. Wondering if you, you're probably not going to address margins necessarily, but maybe you can talk about what you, how you would compare the productivity, the sales productivity, of the store expectations versus where you've been when the men's business was included? Just on a square footage basis.

David Jaffe - Dress Barn, Inc. - President, CEO

I think I followed the question, and I would tell you that we're basically on plan with plus, and in the stores where plus has replaced men's, the performance versus men's, in other words, the comped performance continues to improve and is up in the double digits now, so it's good stuff. We also have put in plus size, or 16 to 24, in some of the stores that did not have men's, so there you're getting kind of a free comp.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

So overall it's helping the business, and I think, Lisa, as you said threw out the number 5%, so we've got an aggressive plan, and the guidance that Armand gave incorporates a plus 9 comp for Maurice's for fiscal '08, and much of that plus 9 is driven by the inclusion of 16 to 24, obviously, that wasn't there last year.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Got you.

David Jaffe - Dress Barn, Inc. - President, CEO

And so I would tell you right now we feel good with that number and we feel good with the way the 16 to 24 business is performing, and while it's a growth process, as I mentioned earlier, we see continuing to develop over the next two, three years we feel comfortable that it's on track and there are going to be bumps along the way, but we're very pleased so far.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. Thanks, David.

And, Lisa, could you just address the bottoms business at Maurice's general and then what you're seeing your customer wants?

And then also if you could talk -- you did mention denim a little while ago. Where are we? I mean where is your customer? What is her preference in terms of skinny versus higher-waisted and some of the new alternative treatments?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

The Maurice's bottoms business is a core piece to our total concept. I believe strongly that once you get a customer who is loyal to your fit, it's easy to sell them tops, so we work very hard on unique fits at Maurice's that satisfy many different people.

As far as what's driving it for back-to-school, denim was very important for us. It was really all long-legged denim. Within the long-legged denim, five-pocket is the most important silhouette. About half of the denim business came from Maurice's core and then the balance came from some market branded denim which varies in price point.

As far as skinny, it is not important at Maurice's. As far as the high-waist, we have it on the floor as a trend item. What drives our business in denim is boot cut and flare in distressed and washes that vary the span from light to medium to dark.

Other bottoms businesses that were important for us were yarn dye-plaid shorts as well as novelty length capri and alternative length non-denim casual bottoms, and we also have a nice in-seam program in brown and black for the dressy bottoms portion of the business in stretch fabrications.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Pretty comprehensive. Thank you. And then just a couple of more.

One, I think you mentioned that you're marketing program or spend was 4 to 4.5%. And then David, did you say you were going to, there was 10% of that that you were going to hold back or you could hold back in the event that the environment got --

David Jaffe - Dress Barn, Inc. - President, CEO

No. You might have gotten it confused with the increase in our direct mail quantities by 10%. We're not going to hold back our marketing budget, but rather we may reallocate from a Dress Barn for magazines in direct mail.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay.

And then just lastly, in terms of the mention of Maurice's, the relocations away from regional malls to strip, anything you can tell us in terms of what that does to the returns of the division or individual store just generally what the first year returns look like? I assume they are a little bit better because of the real estate is cheaper?

David Jaffe - Dress Barn, Inc. - President, CEO

Generally we've done these very, very successfully, and in many cases we've left malls that either were pricing themselves out of our budget or were dying and by relocating to strips often times we held or improved our volume and got much better economics, so almost without exception they've worked out well for us.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay. But no quantification.

David Jaffe - Dress Barn, Inc. - President, CEO

You know, we haven't, I don't have those numbers on the tip of my fingers here, so I can drill into it if you want, give Armand a call and we'll get it for you, but I don't have that analysis right here.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you very much, guys.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks.

Operator

Your next question comes from the line of Mark Montagna from CL King. Please proceed.

Mark Montagna - CL King & Associates - Analyst

Hi. Just a couple of quick questions.

With the Dress Barn division, you finished last year with square footage up 4%. What are you expecting for this year?

David Jaffe - Dress Barn, Inc. - President, CEO

It's going to be probably 2 to 3%, Mark, depending again, on closing.

Mark Montagna - CL King & Associates - Analyst

Okay.

And then last year in the second quarter your earnings were hurt a little bit by professional fees, healthcare, repairs and maintenance. Are you expecting any of that again this year?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, you tell me what healthcare does, I'll let you know.

Mark Montagna - CL King & Associates - Analyst

Yes, I guess probably not healthcare, professional fees, but what about the year-end repairs and maintenance?

David Jaffe - Dress Barn, Inc. - President, CEO

The aberrations we saw last year we, for the most part, can't control. The things that come up like healthcare are always a problem, Mark, as it's very difficult to predict. We've put in numbers that we think are conservative and historically we think are accurate but like we did last year, you could always get surprised.

Mark Montagna - CL King & Associates - Analyst

Okay.

David Jaffe - Dress Barn, Inc. - President, CEO

We're not trying to be aggressive to save a couple of pennies, we're being realistically, again, on performance that we've seen over prior year.

Mark Montagna - CL King & Associates - Analyst

Okay. And then with the Retek system, is that completely installed? There's nothing else you have to do with that at this point?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Right now we have the data warehouse, and there's a whole allocation system that we need to implement going forward, so we've taken the first step, but there's still steps to take definitely.

Mark Montagna - CL King & Associates - Analyst

When do you think that project will be completed?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

I think where we're still in it, so it's probably a few years out or a year out at least before allocation is up and running.

David Jaffe - Dress Barn, Inc. - President, CEO

Having said that, Mark, we're still able to do more now than we could pre-Retek, so it will affect our business.

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Oh definitely.

David Jaffe - Dress Barn, Inc. - President, CEO

When we implement plan allocation it will improve yet again but we're talking about very tiny tweaks here that will hopefully bubble up across the whole chain to just a point difference in markdowns or stockouts or what have you, to really get full benefit of it is a multi-step process.

Mark Montagna - CL King & Associates - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Shaun Smolarz from Sidoti. Please proceed.

Shaun Smolarz - Sidoti & Company - Analyst

Hi. Good morning.

David Jaffe - Dress Barn, Inc. - President, CEO

Good morning.

Shaun Smolarz - Sidoti & Company - Analyst

My first question relates to the Maurice's business. You distinguished between two customer groups, Katie for younger customers and Kate for older customers. I wanted to know percentage of customers would you classify as the Katie type?

David Jaffe - Dress Barn, Inc. - President, CEO

Lisa, I'll let you handle that one. It's a tough call.

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

We have Kate's and Katie's, but I'm going to say to you the lion's share of who we satisfy we call crossover, and it's somebody who transitions and during different occasions may perceive herself more as a Kate during some functions and at sometimes maybe a little bit more Katie. I would say unique Katie products, which would be the youngest portion of the assortment, we have it about 20 to 25% of the assortment but crossover really is what drives the business.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. So you're saying out of the actual assortments, 20 to 25% Katie but perhaps a Kate customer might still buy Katie?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

A Kate customer -- crossover is what drives it, and that's a combination of both of those guests in the store.

Shaun Smolarz - Sidoti & Company - Analyst

Okay.

And keeping on with Maurice's, I noticed the state count has increased recently. Wanted to know what are some of the new states that you've entered?

David Jaffe - Dress Barn, Inc. - President, CEO

Most recently we've gone into Texas, and we're excited this coming year, fiscal year, we'll be entering Florida and California, so there's some smaller states that we've entered but the real growth opportunity, Shaun, we see as the big three.

Shaun Smolarz - Sidoti & Company - Analyst

All right.

David, you had mentioned a couple of minutes ago that for fiscal 2008 guidance includes a plus 9% comp gain from Maurice's. With the total comp guidance of 3 to 4% increase, would that imply Dress Barn comps to be about flat?

David Jaffe - Dress Barn, Inc. - President, CEO

No, actually very close. We're projecting now plus 1 based on the difficult first quarter. As I mentioned earlier, Dress Barn quarter to date is trending down mid single-digit.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. But for the year you think the Dress Barn chain could go plus 1?

David Jaffe - Dress Barn, Inc. - President, CEO

We think so.

Shaun Smolarz - Sidoti & Company - Analyst

Okay.

Then there's an interesting article in today's USA Today quoting Lisa about the relatively new trend of later back-to-school shopping as a result of kids wanting to gauge fashion trends in school before shopping. Wanted to know what percentage of back-to-school shopping at Maurice's occurs after school opening?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

I'm not sure that you can actually put a number on what percentage happens. What we have seen is a longer selling cycle, so we used to have a very sharp spike in August. It's still high weeks, but the drop-off isn't as high as spike, so it's just a longer selling cycle, and we've seen the trend into September continue to be strong as well.

Shaun Smolarz - Sidoti & Company - Analyst

So would that mean that in terms of markdowns in terms of the fall merchandise that is happening later and later?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

I'm sorry, I missed on which merchandise. I'm sorry.

Shaun Smolarz - Sidoti & Company - Analyst

In terms like the back-to-school, like the fall season merchandise, I'm giving it a later shopping in terms of back-to-school, that mean you're taking markdowns of later into the season?

Lisa Rhodes - Dress Barn, Inc. - CMO, Maurice's Stores

We take markdowns really based on the customer acceptance, so when the customer is not responding to something, we will take that down. It really doesn't push out markdowns because they're based on customer acceptance, not as much on seasonality once you're into that time frame.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. Understand.

A question for Armand is I noticed the interest income more than doubled in the fourth quarter. I wanted to know were there reasons for that?

Armand Correia - Dress Barn, Inc. - CFO

Certainly the great profit and obviously the generation of cash flow or free cash, we obviously increased the investment that were outstanding, so it's marketable securities, increase in marketable securities.

Shaun Smolarz - Sidoti & Company - Analyst

Going forward, would you anticipate a similar level of quarterly?

Armand Correia - Dress Barn, Inc. - CFO

It depends. If we use the cash for buying back or an opportunist transaction that could come along, it's one of those numbers that at this point we're planning it that way but it could change.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. So barring any new buybacks or acquisition, similar numbers in the fourth quarter?

Armand Correia - Dress Barn, Inc. - CFO

I think it's fair to say, and obviously you've done a very good job at the model. You can see how much free cash we generate in a given year and break it down by quarter and come to probably the same number that I would come out to.

Shaun Smolarz - Sidoti & Company - Analyst

Okay.

And my last question is given your interest in potential acquisitions, do you have any thoughts on the valuations of recent deals such as for Deb shops and United Retail Group?

David Jaffe - Dress Barn, Inc. - President, CEO

Certainly, Shaun, the Fergie deal was done about seven times which is much, much lower than deals have been done a year ago. So I think between the credit markets and the stock market dropping, we have seen PEs, or earnings multiples, come down which as I said in my earlier comments I think provides some opportunities for us that didn't exist three months ago.

So we're hopeful that we'll find something at a price that we can afford with the right fit for us, and as I say, we're looking and we'll see. And it's not, we have other opportunities to use our cash.

Shaun Smolarz - Sidoti & Company - Analyst

All right. Appreciate your time this morning. Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Shaun.

Operator

Your next question comes from the line of Paula Kalandiak from Broadpoint Capital. Please proceed.

Paula Kalandiak - Broadpoint Capital - Analyst

Good morning and congratulations.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks.

Paula Kalandiak - Broadpoint Capital - Analyst

I wanted to circle back once again to inventory. Armand, I think you indicated that you guys have made some adjustments. Is that just to quantities or were there some fashion misses?

Armand Correia - Dress Barn, Inc. - CFO

I'll let Keith take the question.

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Well, there was definitely some categories that were slower than we planned and anticipated. So in those categories we need to take some markdowns so we can escalate the selling. We've got to keep our flow coming. Our customers shop our stores all the time. We have to present newness.

So in that (inaudible), whether some of those are due to "fashion misses" or just the weather not cooperating, we still need to act on that merchandise and go forward. The one category we are a little concerned about is sweaters, and we'll see how the basic business performs, but it's off to a slow start, so that's a little something to watch and be weary of. So we will be tracking that very carefully.

Paula Kalandiak - Broadpoint Capital - Analyst

But it sounds like the sweater issue could be largely related to weather?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

It's possible, but it's unclear at this point until we get really more seasonal weather throughout the country. As I said, the Northeast region we definitely saw major improvements with the coming of cold weather, but before I could say things have improved totally, I'd just like to get a few more weeks of cold weather under my belt. That being said, there's still some issues in sweaters that we're going to have to act on to clear out some merchandise.

Paula Kalandiak - Broadpoint Capital - Analyst

Okay.

And then with regards to Maurice's entering the Texas market, would Maurice's be being going up against Stage stores or is that an even smaller market than where Maurice's are located?

David Jaffe - Dress Barn, Inc. - President, CEO

Definitely not. Maurice's is already in many Stage store markets, and we like Stage stores. We like to be near them because they bring in that apparel customer.

We present very different lifestyles of merchandise choices to our customers, and yet I think it if someone in that general market, in these small markets is looking for apparel, it's great to have both of us next to each other.

Paula Kalandiak - Broadpoint Capital - Analyst

Okay.

And then just finally with regards to the acquisitions I just wanted to confirm you would be looking at apparel retailers and would they necessarily be women's?

David Jaffe - Dress Barn, Inc. - President, CEO

Most likely, yes and yes. I think that's where we have the best understanding and the best value-added. However, having said that, I've also said in the past that I like the tween market, the kids market. That's a great extension.

If you look at the life cycle of our customer, we've got her pretty well covered. Maurice's is kind of the 17 to 34. Dress Barn we think is more 35 to 54, so we think if we can get in there something from, say, birth to 17, that's a category we haven't really gotten yet.

Paula Kalandiak - Broadpoint Capital - Analyst

Okay. Great. Well congratulations again and good luck.

David Jaffe - Dress Barn, Inc. - President, CEO

Thank you very much.

Operator

Your next question comes from the line of Erin Maloney from Merriman. Please proceed.

Erin Moloney - Merriman Curhan Ford & Company - Analyst

Good morning.

David Jaffe - Dress Barn, Inc. - President, CEO

Good morning, Erin.

Erin Moloney - Merriman Curhan Ford & Company - Analyst

Just actually a couple of follow-up questions. Most of my questions have been answered.

First of all at Dress Barn I was wondering if you're seeing the same sales trends on both the plus and missy side of your business?

Keith Fulsher - Dress Barn, Inc. - CMO, Dress Barn Stores

Very similar, yes.

Erin Moloney - Merriman Curhan Ford & Company - Analyst

Okay. Great.

And then on Maurice's, on marketing specifically, obviously I think it's been about a year now since you really increased the direct marketing focus at that business. Are you continuing, I guess, how that's going, what are you seeing the best response to from your customer? And then are you doing any separate direct mail for the plus customer or are they all the same direct mail pieces now?

David Jaffe - Dress Barn, Inc. - President, CEO

Well, the pieces are the same. Some of them are targeted towards the don't-have plus, so we don't have the plus piece in it, but what we're doing is focusing on direct mail.

We're not doing any magazine at Maurice's at this time, and the direct mail has been very successful. The more fun we make it, the more attractive the piece, and the compelling the offer, the better our response rates have been, so we've been very pleased with the direct mail at Maurice's. It's really resonated with our customer.

Erin Moloney - Merriman Curhan Ford & Company - Analyst

Okay. Great.

And then I was just curious where you're expecting depreciation and amortization to come in in '08?

David Jaffe - Dress Barn, Inc. - President, CEO

Sounds like an Armand question.

Armand Correia - Dress Barn, Inc. - CFO

A detail question. You know, I probably would take that offline because I've got to convert something, but certainly I anticipate that depreciation will increase as a result of our investments, particularly our Cap Ex going up, and it could increase by, again, 10 to 20 basis points from the current levels.

Erin Moloney - Merriman Curhan Ford & Company - Analyst

Okay. Great. Thank you.

David Jaffe - Dress Barn, Inc. - President, CEO

Thanks, Erin.

Operator

I show no further questions at this time. I'd like to turn the call back over to management for closing remarks.

David Jaffe - Dress Barn, Inc. - President, CEO

One small point, Armand.

Armand Correia - Dress Barn, Inc. - CFO

Yes, this is Armand Correia. I do want to clarify something. This was a question related to Marc Bettinger on the Maurice conversion.

I spoke about a 20% conversion. It's a 20% conversion rate, but it is an increase, an impressive, still a very impressive number, but it is an increase over the conversion rates of last year by about 10%. So again, just for clarification, the conversion rate is running approximately 20%, and it is an improvement over last year by approximately 10%.

David Jaffe - Dress Barn, Inc. - President, CEO

All right. Thanks, Armand.

Again, we will be going on at the C.L. King investor conference at 11:15. If anybody's interested they can catch us on our investor relations I think on our Web site. Thanks again for your interest and we'll speak to you again on our November call.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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